FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS FIRST QUARTER 2008 FINANCIAL
RESULTS
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Sales up 30%; Operating Income up 16%; Net Earnings up 12%

ROSELAND, NJ – April 24, 2008 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the first quarter ended March 31, 2008. The highlights are as follows:

  Net sales for the first quarter of 2008 increased 30% to $433.4 million from $332.6 million in the first quarter of 2007.

  Operating income in the first quarter of 2008 increased 16% to $40.7 million from $35.1 million in the first quarter of 2007.

  Net earnings for the first quarter of 2008 increased 12% to $21.8 million, or $0.48 per diluted share, from $19.5 million, or $0.44 per diluted share, in the first quarter of 2007.

  New orders received in the first quarter of 2008 were $450.7 million, up 15% compared to the first quarter of 2007.

  At March 31, 2008, our backlog was $1,322.2 million, up 1% from $1,303.8 million at December 31, 2007.

“We are pleased to report a solid start to 2008 with strong revenue growth along with increased operating income and net earnings in the first quarter of 2008,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our improved operating income performance in the first quarter was led by our Flow Control segment, which experienced a 40% increase in operating income, of which 12% was organic, as compared to the prior year. From a market perspective, sales in our commercial markets grew 44%, led by strong organic sales growth of 30% in the commercial power market and 12% in the oil and gas market. Our solid backlog is a clear indication of the continuing success of our products and programs and provides great momentum heading into the rest of the year. We have made significant progress with our facility expansion and contract to build reactor coolant pumps for the AP1000 reactor design. This effort solidifies our leadership in this new advanced nuclear plant design, and we remain optimistic about new nuclear power plant construction domestically and internationally. Finally, we continue to invest in a number of military and commercial development programs anticipating these investments to provide future growth opportunities and improved profitability.”

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Sales

Sales growth in the first quarter of 2008 was generated by solid organic growth of 10% and the contribution from our 2007 acquisitions, which provided $67.5 million in incremental sales for the first quarter of 2008 as compared to the prior year. This organic sales growth was led by our Motion Control segment, which experienced organic sales growth of 13% as compared to the prior year period. Our Flow Control and Metal Treatment segments’ organic sales growth was 9% and 6%, respectively, compared to the prior year period.

In our base businesses, higher sales from our Flow Control segment to the commercial power and oil and gas markets, higher sales from our Motion Control segment to ground defense and commercial aerospace markets, and higher sales from our Metal Treatment segment to the commercial aerospace and general industrial markets, all contributed to the first quarter organic sales growth. In addition, foreign currency translation positively impacted sales in the first quarter of 2008 by $5.1 million as compared to the prior year period.

Operating Income

Operating income in the first quarter of 2008 increased 16% over the comparable prior year period. Overall organic operating income growth was 8% for the first quarter of 2008 as compared to the prior year period. Our 2007 acquisitions contributed $2.9 million of incremental operating income in the first quarter of 2008. The organic operating income growth in the first quarter was led by our Flow Control segment, which experienced solid organic growth of 12% over the prior year period. The improvement was mainly due to higher volume and cost control initiatives. Organic operating income for our Motion Control and Metal Treatment segments increased 6% and 1%, respectively, mainly due to higher volume.

Our consolidated operating margin is 120 basis points lower in the first quarter of 2008 as compared to the prior year period. The lower operating margin was mainly due to less favorable sales mix, margin drag from our 2007 acquisitions, lower margin from the planned ramp up of the AP1000 program, and unfavorable foreign currency translation. Intangible asset amortization increased $3.8 million in the first quarter 2008 as compared to the prior year as a result of our 2007 acquisitions, which was primarily in the Flow Control segment. Foreign currency translation unfavorably impacted operating income by $2.1 million in the first quarter of 2008 as compared to the prior year period. Our Motion Control segment absorbed most of the unfavorable foreign currency translation impact on sales.

Net Earnings

Net earnings for the first quarter of 2008 increased 12% from the comparable prior year period. The improvement was achieved by strong operating income, partially offset by higher interest expense and lower investment income. Our effective tax rate for the first quarter of 2008 was 35.2% versus 36.1% for the first quarter of 2007. Higher interest expense for the first quarter of 2008 was mainly due to higher average debt levels resulting from our 2007 acquisitions, partially offset by lower interest rates, as compared to the prior year period.

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Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was a negative $42.1 million for the first quarter of 2008 as compared to a negative $19.8 million in the prior year period. Approximately $15.3 million of the variance was due to the incremental impact of the AP1000 contract with China. Net cash used by operating activities was a negative $18.6 million in the first quarter of 2008 versus a negative $7.7 million for the comparable prior year period. The AP1000 program accounted for $6.8 million of the variance and the remaining $4.1 million is primarily the net impact of higher inventories and lower accounts payable and accrued expenses, partially offset by higher earnings. Capital expenditures were $23.5 million in the first quarter of 2008 versus $12.1 million in the comparable prior year period. The AP1000 accounted for $8.5 million of the increase and the remaining increase in capital expenditures of $2.9 million is primarily associated with our 2007 acquisitions.

Segment Performance

Flow Control – Sales for the first quarter of 2008 were $211.0 million, up 53% over the comparable period last year due to solid organic growth and the contribution from the 2007 acquisitions. Organic sales growth was 9% in the first quarter of 2008 over the comparable prior year period. This organic sales growth was driven by higher sales to the commercial power market, led by sales of our next generation reactor coolant pumps for the new AP1000 plants being constructed in China, and higher sales to the oil and gas market, led by increased demand for our coke deheading systems, as well as strong sales of other products and services within the market. These market improvements were partially offset by lower sales to the defense markets due to the timing of procurement cycles. In the first quarter of 2008, our 2007 acquisitions contributed $60.9 million in incremental sales over the comparable prior year period. Sales of this segment were positively affected by foreign currency translation of $0.6 million in the first quarter of 2008 compared to the prior year period.

Operating income for this segment increased 40% in the first quarter of 2008 over the comparable prior year period. This segment achieved organic operating income growth of 12% in the first quarter of 2008 mainly due to higher sales volume and improved operating performance resulting from our business consolidation completed in the first half of 2007. Operating margin was down slightly in the first quarter of 2008 as the above benefits were offset by the margin drag from the 2007 acquisitions and lower margin on the planned ramping up of the China AP1000 program which will continue to improve as we progress through the year. In the first quarter of 2008, our 2007 acquisitions contributed $2.8 million in incremental operating income over the comparable prior year period. Operating income of this segment was unfavorably affected by foreign currency translation of $0.6 million in the first quarter of 2008 compared to the prior year period.

Motion Control – Sales for the first quarter of 2008 were $154.8 million, an increase of 18% over the comparable period last year. This improvement was due primarily to organic sales growth of 13% and the incremental contribution from our 2007 acquisition of $6.6 million. The organic sales growth was driven by higher sales of embedded computing products to the ground defense market, due mainly to increased demand for our products used on the Bradley Fighting Vehicle. In addition, higher sales of our actuation systems to the commercial aerospace market, driven by higher sales to Boeing, also contributed to the sales improvement. Sales of this segment were

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favorably affected by foreign currency translation of $2.6 million in the first quarter of 2008 compared to the prior year period.

Operating income for this segment increased 7% for the first quarter of 2008 over the comparable prior year period, 6% of which was organic. The organic operating income growth resulted from the benefit of the higher sales volume noted above and continuing cost reduction efforts. Operating margin was down 100 basis points mainly due to the adverse impact of foreign currency translation which impacted operating income by $2.0 million and operating margin by 130 basis points. In addition, less favorable sales mix in our ground and naval defense markets and increased research and development expenses to support strategic initiatives, primarily in embedded computing, adversely impacted margins. Although foreign currency translation had a favorable impact on sales, the net impact to operating income was unfavorable mainly due to the Canadian operations having a significant amount of sales denominated in U.S. dollars while operating costs are denominated in Canadian dollars. Thus, changes in the Canadian exchange rate directly impact the operating costs with no offsetting impact on sales.

Metal Treatment – Sales for the first quarter of 2008 of $67.6 million were 6% higher than the comparable period last year, all of which was organic growth. This segment experienced growth in most of its markets and primary service offerings. The main drivers were higher global shot peening revenues, primarily in the commercial aerospace and power generation markets, along with strong demand in the specialty coatings business from the commercial aerospace and general industrial markets. Sales of this segment were favorably affected by foreign currency translation of $1.9 million in the first quarter of 2008 compared to the prior year period.

Operating income increased 1% for the first quarter of 2008 as compared to the prior year period, primarily as a result of the higher sales volume. Operating margin for the first quarter of 2008 was down 100 basis points mainly due to increased labor costs and start-up costs at new shot peening facilities. Operating income of this segment was favorably affected by foreign currency translation of $0.5 million in the first quarter of 2008 compared to the prior year period.

2008 Management Guidance

We maintain our full year 2008 guidance of total revenues in the range of $1.83 billion and $1.85 billion, operating income in the range of $215 million to $222 million, and fully diluted earnings per share (EPS) to be in the range of $2.55 and $2.65. Our EPS guidance assumes an average of 46 million shares outstanding and an effective tax rate of 36%. In addition, we are expecting free cash flow, defined as cash flow from operations less capital expenditures, to be between $70 million and $80 million in 2008, which includes approximately $40 million for our EMD facility expansion in Cheswick, PA.

Mr. Benante concluded, “As we begin the year 2008, we are confident in our ability to generate long-term shareholder value by continuing to grow our sales and earnings. Our backlog is strong. We continue to demonstrate our ability to produce organic growth while successfully reinvesting in both our technologies and select acquisitions in order to enhance our portfolio and market diversification. Last year we made strategic acquisitions in commercial markets that we expect to provide accelerated growth in 2008 and beyond. Our key positions on long-term defense programs and the strong demand for our advanced technologies provide significant life cycle benefits for our customers. Our diversification strategy, the continued successful integration of our acquisitions,

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and ongoing emphasis on advanced technologies should continue to generate growth opportunities in each of our three business segments in 2008 and beyond.”

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The Company will host a conference call to discuss the first quarter 2008 results at 10:00 A.M. EDT Friday, April 25, 2008. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2008	2007	%

Net sales	$433,379	$332,609	30.3%
Cost of sales	294,910	221,222	33.3%
Gross profit	138,469	111,387	24.3%

Research & development expenses	12,836	11,339	13.2%
Selling expenses	25,340	20,272	25.0%
General and administrative expenses	59,566	44,634	33.5%

Operating income	40,727	35,142	15.9%

Other income, net	474	884	(46.4%)
Interest expense	(7,583)	(5,500)	37.9%

Earnings before income taxes	33,618	30,526	10.1%
Provision for income taxes	11,839	11,023	7.4%

Net earnings	$21,779	$19,503	11.7%

Basic earnings per share	$0.49	$0.44
Diluted earnings per share	$0.48	$0.44

Dividends per share	$0.08	$0.06

Weighted average shares outstanding:
Basic	44,584	44,150
Diluted	45,226	44,720

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	December 31,	Change
	2008	2007	$	%
Assets
Current Assets:
Cash and cash equivalents	$64,732	$66,520	$(1,788)	(2.7%)
Receivables, net	376,517	392,918	(16,401)	(4.2%)
Inventories, net	268,907	241,728	27,179	11.2%
Deferred income taxes	28,992	30,208	(1,216)	(4.0%)
Other current assets	21,346	26,807	(5,461)	(20.4%)
Total current assets	760,494	758,181	2,313	0.3%
Property, plant, & equipment, net	340,198	329,657	10,541	3.2%
Prepaid pension costs	68,577	73,947	(5,370)	(7.3%)
Goodwill, net	573,205	570,419	2,786	0.5%
Other intangible assets, net	235,751	240,842	(5,091)	(2.1%)
Other assets	11,733	12,514	(781)	(6.2%)

Total Assets	$1,989,958	$1,985,560	$4,398	0.2%

Liabilities
Current Liabilities:
Short-term debt	$1,036	$923	$113	12.2%
Accounts payable	123,111	137,401	(14,290)	(10.4%)
Accrued expenses	78,958	103,207	(24,249)	(23.5%)
Income taxes payable	9,880	13,260	(3,380)	(25.5%)
Deferred revenue	94,867	105,421	(10,554)	(10.0%)
Other current liabilities	40,807	38,403	2,404	6.3%
Total current liabilities	348,659	398,615	(49,956)	(12.5%)

Long-term debt	547,476	510,981	36,495	7.1%
Deferred income taxes	60,595	62,416	(1,821)	(2.9%)
Accrued pension & other postretirement benefit costs	40,788	39,501	1,287	3.3%
Long-term portion of environmental reserves	20,719	20,856	(137)	(0.7%)
Other liabilities	33,619	38,406	(4,787)	(12.5%)
Total Liabilities	1,051,856	1,070,775	(18,919)	(1.8%)

Stockholders' Equity
Common stock, $1 par value	47,798	47,715	83	0.2%
Additional paid in capital	83,949	79,550	4,399	5.5%
Retained earnings	823,106	807,413	15,693	1.9%
Accumulated other comprehensive income	94,421	93,327	1,094	1.2%
	1,049,274	1,028,005	21,269	2.1%
Less: cost of treasury stock	111,172	113,220	(2,048)	(1.8%)

Total Stockholders' Equity	938,102	914,785	23,317	2.5%

Total Liabilities and Stockholders' Equity	$1,989,958	$1,985,560	$4,398	0.2%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			%
	2008	2007	Change
Sales:
Flow Control	$210,962	$137,693	53.2%
Motion Control	154,832	131,257	18.0%
Metal Treatment	67,585	63,659	6.2%

Total Sales	$433,379	$332,609	30.3%

Operating Income:
Flow Control	$14,006	$9,980	40.3%
Motion Control	13,923	13,061	6.6%
Metal Treatment	13,100	12,970	1.0%

Total Segments	41,029	36,011	13.9%
Corporate & Other	(302)	(869)	(65.2%)

Total Operating Income	$40,727	$35,142	15.9%

Operating Margins:
Flow Control	6.6%	7.2%
Motion Control	9.0%	10.0%
Metal Treatment	19.4%	20.4%
Total Curtiss-Wright	9.4%	10.6%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Net Cash Used by Operating	$(18,552)	$(7,698)
Activities
Capital Expenditures	(23,544)	(12,069)
Free Cash Flow (1)	$(42,096)	$(19,767)

Cash Conversion (1)	(193% )	(101% )

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,600 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com